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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                              ________________________

                                      FORM 8-K

                                   CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): October 15, 1998

                                  AFFYMETRIX, INC.
               (Exact name of registrant as specified in its charter)


           Delaware                   0-28218                 77-0319159
           --------                   -------                 ----------
 (State or other jurisdiction       (Commission            (I.R.S. Employer
       of incorporation)            File Number)         Identification No.)


                   3380 Central Expressway, Santa Clara, CA 95051
            (Address of principal executive offices, including zip code)

        Registrant's telephone number, including area code:  (408) 731-5000

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ITEM 5.   OTHER EVENTS

          On October 15, 1998, the Board of Directors of Affymetrix, Inc. (the "Company") declared a dividend of (i) one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock"), and (ii) a number of Rights for each share of Series AA Preferred Stock, par value $.01 per share, of the Company (the "Series AA Preferred Stock") equal to the number of shares of Common Stock into which such share of Series AA Preferred Stock was convertible at the close of business on the Record Date (as hereinafter defined). The dividend is payable on October 27, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred Stock") at a price of $125.00 per one one-thousandth of a share of Series B Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of October 15, 1998, as the same may be amended from time to time (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

          A summary of the terms of the Rights Agreement is attached as an exhibit hereto. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated October 16, 1998.

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ITEM 7.   EXHIBITS

          Exhibit
          Number         Description
          -------        -----------
          3.3            Summary of Rights to Purchase Shares of Preferred Stock
                         pursuant to the Rights Agreement dated as of October 15, 1998.

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                                     SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Affymetrix, Inc.


Date:  October 16, 1998               /s/ Vernon A. Norviel
                                      ------------------------------------------
                                      Vernon A. Norviel
                                      Senior Vice President, General Counsel and
                                      Secretary

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                                      EXHIBITS

EXHIBIT      DESCRIPTION
NUMBER
-------      -----------
 3.3 Summary of Rights to Purchase Shares of Preferred Stock pursuant to the Rights Agreement dated as of October 15, 1998.